Exhibit 10.1

ARCH CAPITAL GROUP LTD.
Restricted Share Agreement

THIS AGREEMENT, dated as of April 1, 2009, between Arch Capital Group Ltd. (the “Company”), a Bermuda company, and John C.R. Hele (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2007 Long Term Incentive and Share Award Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.                             Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded 25,000 Restricted Shares (the “Award”), subject to the terms and conditions herein set forth.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.                             Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:

(a)                        Vesting of Award.  Subject to Section 2(b) below and the other terms and conditions of this Agreement, this Award shall become vested in three equal annual installments on the first, second and third anniversaries of the date hereof.  Unless otherwise provided by the Company, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).

(b)                       Termination of Service; Forfeiture of Unvested Shares.

(i)      In the event the Employee ceases to be an employee of the Company prior to the date the Restricted Shares otherwise become vested due to his or her death or Permanent Disability (as defined in the Employment Agreement, dated as of October 22, 2008, between the Employee and the Company, the “Employment Agreement”), the Restricted Shares shall become immediately vested in full upon such termination of employment.

(ii)     In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Employment Agreement) after the attainment of Retirement Age (as defined in the Company’s Incentive Compensation Plan on the date hereof), the Restricted Shares shall continue to vest on the schedule set forth in Section 2(a) above so long as the Employee does not engage in any activity in competition with any activity of the

Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”).  In the event the Employee engages in a Competitive Activity, any unvested Restricted Shares shall be forfeited by the Employee and become the property of the Company.

(iii)    In the event the Employee ceases to be an employee of the Company due to termination (A) by the Company not for Cause or (B) by the Employee for Good Reason (as defined in the Employment Agreement), the Restricted Shares, to the extent not already vested, shall become immediately vested in full upon such termination of employment.

(iv)    If the Employee ceases to be an Employee of the Company for any other reason prior to the date the Restricted Shares become vested, the Award shall be forfeited by the Employee and become the property of the Company; provided that, in the event of a Redundancy (as defined below), the Committee, in its sole discretion, may, in accordance with its authority under the Plan, determine that the Restricted Shares, to the extent not vested, shall become vested upon such termination of employment.

(v)     For purposes of this Agreement, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.

(vi)    “Redundancy” shall mean termination of employment by the Company due to its need to reduce the size of its workforce, including due to closure of a business or a particular workplace or change in business process.  Whether a termination of employment is due to a “redundancy” shall be determined by the Committee in its sole and absolute discretion, such determination being final and binding on all parties hereto and all persons claiming through, in the name of or on behalf of such parties.

(c)                        Certificates.  Each certificate issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Employee.

(d)                       Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share.  During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.

(e)                        No Right to Continued Employment.  This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

3.                             Transfer of Shares.  The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.                             Expenses of Issuance of Shares.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares.

5.                             Withholding.  No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.

6.                             References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.                             Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Arch Capital Group Ltd.
Wessex House, 4th Floor

45 Reid Street
Hamilton HM 12 Bermuda
Attn.: Secretary

If to the Employee:

To the last address delivered to the Company by the Employee in the manner set forth herein.

8.                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.

9.                             Entire Agreement.  This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

10.                       Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Dawna Ferguson
Name: Dawna Ferguson
Title: Secretary

/s/ John C. R. Hele
John C.R. Hele